Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Amendment”), effective as of November 1, 2008, is made on May 18, 2010 between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and BAXTER F. PHILLIPS, JR. (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an Employment and Change in Control Agreement on November 10, 2008, which agreement has thereafter been amended (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to further amend the Employment Agreement in order to clarify the limitation on severance compensation and conform that limitation to the Company’s intent.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 19 and throughout the Employment Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Section 19(b) of the Employment Agreement is amended to read as follows:

(b) “Bonus” means the highest amount payable under Executive’s Annual Cash Bonus plus the highest amounts payable under all Executive’s outstanding and long-term cash incentive bonus awards (and, where equity compensation is substituted in lieu of long-term cash incentive bonus award(s), the highest amounts that would be payable if such long-term cash incentive bonus award(s) had been made and outstanding, based on standard grant procedures, parameters and rules for the applicable year(s)) that contain (or would contain) as a year of measurement, the year in which Executive is terminated. Bonus does not include any stock option, stock appreciation, stock purchase, restricted stock, restricted unit, performance stock, performance unit, shadow stock or similar equity incentive plan, program, arrangement or grant, one time bonus or payment, any amounts contributed by the Company or any Subsidiary for the benefit of Executive to any qualified or nonqualified deferred compensation plan, or any amounts designated by the parties as amounts other than Bonus.

2. In all other respects, the Employment Agreement is unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of May 18, 2010.

MASSEY ENERGY COMPANY

By:	/s/ Don L. Blankenship
Name:	Don L. Blankenship
Title:	Chairman, Chief Executive Officer

/s/ Baxter F. Phillips, Jr.
Baxter F. Phillips, Jr.